Exhibits 10.1

Eve Holding, Inc.

January 15, 2024

Gerard J. DeMuro jerry@eveairmobility.com

RE:            Letter Agreement

Dear Mr. DeMuro:

This letter agreement (this “Letter Agreement”) between you and Eve Holding, Inc. (the “Company”) sets forth the terms of your termination of employment, and resignation from all positions with the Company (other than as a member of the Board of Directors of the Company (the “Board”).  Reference is made to (i) your Employment Agreement with the Company, dated September 14, 2021 (the “Employment Agreement”) and (iv) your Restricted Stock Unit Award Agreement, dated May 9, 2022 (the “Award Agreement”). Please countersign and date this Letter Agreement and return it to me prior to January 16, 2024. In addition, to receive the payments set forth in Paragraph 2 of this Letter Agreement, please execute the Release of Claims Agreement, which is attached hereto as Annex A (the “Release”), within twenty-one (21) days following the Separation Date (as defined below), but not sooner than the Separation Date. By doing so, the Company and you for good and valuable consideration, hereby agree as follows:

         Separation and Board Service.

(a)         Your last day as Co-Chief Executive Officer of the Company was August 31, 2023, at which time you assumed the role of Executive Vice President of Corporate Development of the Company. You hereby agree that your last day of employment with the Company and as Executive Vice President of Corporate Development of the Company was January 2nd, 2024 (the “Separation Date”). You acknowledge that, as of the Separation Date, you will no longer serve in any positions held with the Company (other than as a member of the Board), and you agree to execute any additional documents required by the Company to effectuate such agreement. You further acknowledge and agree that your termination of employment does not constitute a termination without Cause or for Good Reason (each term as defined in your Employment Agreement) nor are you entitled to any of the payments and other benefits provided under Section 5(b) of the Employment Agreement.

(b)         Your service as a member of the Board commenced on November 1, 2023. You will be entitled to receive the same compensation paid to the Company’s other non-employee directors in connection with your Board service; provided, that, (i) you will not receive any payments related to your Board service for calendar year 2023 and (iii) your first Board equity grant will occur during the next annual grant cycle, on or around May of 2024.

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2.       Payments and Benefits.  If you execute and comply at all times with the terms of this Letter Agreement, the restrictive covenants set forth in Section 6 of the Employment Agreement (the “Restrictive Covenants”), you execute the Release (and do not revoke your consent to the Release), and you timely elect to continue your current medical benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay the full premiums for the six (6) months following the Separation Date.

3.     Withholding Taxes; COBRA; Accrued Benefits.  Any payment under this Letter Agreement will be made less all applicable withholdings and deductions.  The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.  You will receive, under separate cover, information concerning your right to continue your health insurance benefits in accordance with the provisions of COBRA.  In addition, whether or not you sign the Release, you will receive (a) your accrued but unused paid time off, and (b) any unreimbursed business expenses through your Separation Date, payable as soon as practicable following the Separation Date in accordance with the Company policy.

4.    Treatment of Equity. Consistent with your Employment Agreement and through your service as a director of the Board, all shares not previously vested will vest on the second anniversary of the grant date, May 9, 2024, and otherwise continue to be subject to the terms of the Eve Holding, Inc. 2022 Stock Incentive Plan.

5.       Non-Disparagement. Subject to Section 6 of this Letter Agreement, you agree that you will not make or publish, or cause to be made or published, in the public domain, through any print or electronic media or otherwise, or through any third party, any statements or comments that disparage, injure or diminish (or that a reasonable person would expect would likely have the effect of disparaging, injuring, or diminishing) the reputation of the Company or any of its respective directors, officers, agents, members, or employees, consultants or representatives.

6.       Permitted Disclosures.

(a)    Nothing in this Letter Agreement or in any other agreement or arrangement between you and the Company shall (i) prohibit you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment; (ii) prohibit you from voluntarily communicating with an attorney retained by you; (iii) prohibit you from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with, law enforcement, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the District of Office of Human Rights, any state or local commission on human rights or similar entity, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency inspector general, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (iv) prohibit you from recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (v) waive your right to testify before or provide information (including confidential information of the Company) to an administrative, legislative or judicial proceeding concerning alleged violations of law in response to a subpoena, provided that you first promptly notify and provide the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure or other appropriate remedy; or (vi) limit or prevent you from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled.

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(b)     Pursuant to 18 U.S.C. §1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (1) file any document containing the trade secret under seal, and (2) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.        Consultation/Voluntary Agreement. Youacknowledge that the Company has advised you in writing of your right to consult with an attorney prior to executing this Letter Agreement and the Release.  You acknowledge and agree that you have carefully read and fully understand all of the provisions of this Letter Agreement, including, without limitation, the Release.  You acknowledge and agree that you will not be entitled to any other payments or benefits from the Company other than those expressly set forth in this Letter Agreement.  You are entering into this Letter Agreement and the Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which you would not be entitled in the absence of executing and not revoking your consent to this Letter Agreement and the Release.

8.       Review and Revocation Period.  You agree that you have been given at least twenty-one (21) calendar days to consider the terms of the Release, although you may sign it sooner, but not before the Separation Date.  You further agree that any changes to this Letter Agreement or the Release, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period.  You will have seven (7) days from the date on which you sign the Release to revoke your consent to the terms of the Release.  Such revocation must be in writing and e-mailed to the General Counsel and Chief Compliance Officer, Simone Oliveira, at simone.oliveira@eveairmobility.com. In the event of such revocation by you, this Letter Agreement shall be null and void in its entirety and you shall not have any rights to the payments set forth in Paragraph 2 of this Letter Agreement and the Release shall be of no force or effect.  Provided that you do not revoke your execution of the Release within the time period set forth above, the Release shall become effective on the day immediately following the seventh (7th) day after the date upon which you sign it (the “Effective Date”).

9.       Savings Clause.  If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision of this Letter Agreement is invalid, illegal or unenforceable, this Letter Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties, as defined in the Release, with a full release of all legally releasable claims through the date upon which you execute and re-execute this Letter Agreement.

10.      Third-Party Beneficiaries.  You acknowledge and agree that all Released Parties, as defined in the Release, are third-party beneficiaries of this Letter Agreement and have the right to enforce the Release.

11.     Continuing Obligations.  The Restrictive Covenants are incorporated by reference herein and remain in full force and effect. You represent that you have complied at all times with the Restrictive Covenants and will continue to comply with the Restrictive Covenants in accordance with their terms, and, without limiting the foregoing, you agree that, by executing and re-executing this Letter Agreement you are re-affirming your commitment to abide by the Restrictive Covenants.

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12.    Section 409A.  The intent of the parties is that payments and benefits under this Letter Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything to the contrary in this Letter Agreement, all (i) reimbursements and (ii) in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Each amount to be paid or benefit to be provided under this Letter Agreement shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Letter Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. You shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

13.    Counterparts.  This Letter Agreement may be executed and re-executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Letter Agreement.  A faxed or .pdf-ed signature shall operate the same as an original signature.

14.    Each Party the Drafter.  This Letter Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party because that party drafted or caused that party’s legal representatives to draft any of its provisions.  You agree that the terms of this Letter Agreement, including the economic terms, have been individually negotiated.

15.     Governing Law.  This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Florida without giving effect to any choice or conflict of law provision or rule (whether of the state of Florida or any other jurisdiction).

16.      Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

To the Company:

Eve Holding, Inc.

1400 General Aviation Drive, Melbourne, FL 32935, United States

Email: legal@eveairmobility.com

Attention: General Counsel

To You:

At the address shown in the Company's personnel records.

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17.      Entire Agreement.  This Letter Agreement, and the provisions contained in it, and the Release, together with the Restrictive Covenants constitute the entire agreement between you and any of the Releasees, as defined in the Release, with respect to the subject matter hereof and supersedes all prior negotiations, representations, drafts, arrangements or agreements relating thereto. You represent that in executing and re-executing this Letter Agreement, you have not relied on any representation or statement not set forth herein.  No amendment or modification of this Letter Agreement shall be valid or binding on the parties unless in writing and signed by both parties.

18.       Dispute Resolution.

(a)	You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims, including, without limitation, (i) any dispute, controversy or claim related in any way to your employment with the Company or the termination thereof, and (ii) any claim arising out of or relating to this Letter Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any sexual harassment dispute or sexual harassment dispute (as defined in 9 U.S.C. § 401) or any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect, available at www.jamsadr.com (the “JAMS Rules”).
(b)	Any arbitration proceeding brought under this Letter Agreement shall be conducted in Melbourne, Florida, or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS, except that you shall pay any filing fees associated with any arbitration that you initiate (but only so much of the filing fees as you would have instead paid, had you filed a complaint in a court of law). Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided, that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.
(c)	Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(d)	It is part of the essence of this Letter Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, you and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
(e)	Notwithstanding the provisions of this Section 18, the terms of Section 6(g) of the Employment Agreement (“Remedies for Breach”) are incorporated by reference herein and remain in full force and effect.

[Signature Page Follows]

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Very truly yours,

EVE HOLDING, INC.

By:	/s/ Johann Bordais
	Name:	Johann Bordais
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Gerard J. DeMuro	January 15, 2024
Gerard J. DeMuro	Dated

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Annex A

RELEASE OF CLAIMS

This General Release of Claims (this “Agreement”) is entered into by and Eve Holding, Inc. (the “Company”), and Gerard J. DeMuro (or, his estate, as applicable, “Executive”) on the below-indicated date.

WHEREAS, Executive is party to a Letter Agreement, dated January 15, 2024 (the “Letter Agreement”), that provides Executive certain severance and other benefits in connection with Executive’s termination of employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under the Letter Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

      General Release of Claims.  Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns (the “Releasors”), hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever, from the beginning of time up to the date Executive executes this Agreement with respect to (i)(A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute, ordinance, or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, the Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.), the Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.), the Florida Workers' Compensation Retaliation provision (§ 440.205, Fla. Stat.), the Florida Minimum Wage Act (§ 448.110, Fla. Stat.), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24) and the Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.), each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) the termination of Executive’s employment; or (iii) any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.        Acknowledgement of Wages Paid and No Other Amounts Due.  Except as otherwise provided herein and in the Employment Agreement, Executive acknowledges that he has been paid any and all wages, salary, commissions or other amounts due from the Company, including wages for all hours worked, and that no other amounts are due to Executive from the Company.

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3.        Exceptions to General Release of Claims.

(a)     Nothing contained in this Agreement shall in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights under this Agreement, (iii) any rights Executive may have to vested benefits under health, welfare and tax qualified retirement employee benefit plans, (iv) any rights Executive may have as a shareholder of the Company, (v) Executive’s right to challenge the validity of the waiver of ADEA Claims under this Agreement, or (v) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy. The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.  Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures.  This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

(b)     Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

4.     Affirmations.  Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form.  Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.  Executive disclaims and waives any right of reinstatement with the Company.

5.     Restrictive Covenants.  Executive acknowledges and agrees that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.

6.     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida without giving effect to any choice or conflict of law provision or rule (whether of the state of Florida or any other jurisdiction).

7.     No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

8.     Consultation With Attorney; Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the release set forth in Section 1 hereof, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

9.     Revocation.  Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner, but not before the Separation Date.  Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive shall have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 8 of the Letter Agreement.  Notice of such revocation must be received within the seven calendar days referenced above.  In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under Section 2 of the Employment Letter Agreement.  Provided that Executive does not revoke this Agreement within such seven (7) calendar day period, this Agreement shall become effective on the eighth (8th) calendar day after the date on which Executive signs this Agreement.

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              IN WITNESS WHEREOF, Executive has executed this Agreement, as of the below-indicated date, which may be signed and delivered by email (simone.oliveira@eveairmobility.com) or .pdf.

EMPLOYEE

/s/ Gerard J. DeMuro
Gerard J. DeMuro

Date Executed: January 15, 2024

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